Exhibit 23





                    Consent Of Independent Auditors




BOARD OF DIRECTORS AND STOCKHOLDERS
AIR METHODS CORPORATION:


We   consent   to  incorporation  by  reference  in  the  registration
statements  on  Form S-8 (Nos. 33-24980, 33-46691, 33-55750,  33-65370
and 33-75742) and Form S-3 (Nos. 33-59690 and 33-75744) of Air Methods
Corporation of our report dated February 26, 1999, relating to the consolidated balance sheets of Air Methods Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-K of Air Methods Corporation.



                               KPMG LLP


Denver, Colorado
March 26, 1999